Exhibit 10.1

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RESIGNATION/RETIREMENT AGREEMENT

This Resignation/Retirement Agreement (“Agreement”) is entered into effective as of January 4, 2007, by and between The Lenox Group Inc, a Delaware corporation (“Lenox” or the “Company”), and Susan E. Engel (“Engel”), an individual residing in the State of Minnesota.

WHEREAS, Engel has served as the Chief Executive Officer (“CEO”) of Lenox since November 1996, and has been a member of the Board of Directors of Lenox (the “Board”) since February 1996, and Chairwoman since September 1997;

WHEREAS, Lenox and Engel agree that it is appropriate for her voluntarily to resign from her officer and director positions with Lenox effective on the date hereof;

WHEREAS, the Board has concluded that ensuring the smooth transition of the CEO position by entering into this Agreement is in the best interests of the Company and its stockholders;

WHEREAS, Engel and Lenox are parties to that certain Change in Control Agreement, made and entered into effective as of January 28, 2003 (the “CIC Agreement”),which provides Engel with the opportunity to receive certain benefits upon the termination of her employment with Lenox under certain circumstances; and

WHEREAS, the parties desire to set forth all matters regarding Engel’s resignation as CEO, resignation from the Board and her service as a consultant to the new CEO.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Engel and Lenox agree as follows:

1.           Resignation as CEO, Chairwoman and Director. Effective as of January 4, 2007 (the “Resignation Date”), Engel hereby resigns as Lenox’s CEO and Chairwoman, from all other officer positions she currently holds with Lenox and its subsidiaries and controlled affiliates and from all director positions she holds with the Board and with Lenox’s subsidiaries and controlled affiliates, and Lenox hereby accepts Engel’s resignations. Engel will continue as an employee of the Company through February 1, 2006 (the “Departure Date”). Effective upon the Resignation Date, the CIC Agreement shall terminate and be of no further force or effect.

2.           Consulting Regarding Transition of CEO Duties. After the Departure Date and for a period not to continue beyond June 30, 2007 (the “Transition Period”), Engel shall assist the new CEO in the transition of her duties as CEO in a diligent and business-like manner, as and when reasonably requested by the new CEO, pursuant to the terms and conditions set forth below:

(a)         Duration. Such assistance shall be limited to no more than 15 hours per week through April 30, 2007, and no more than 5 hours per week thereafter during the Transition Period, of consultations by Engel, which may be performed from any location that is mutually acceptable to Engel and the new CEO; provided that requests for Engel’s assistance shall not

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unreasonably interfere with her gainful full-time employment by another entity or pursuit of other employment-related activities.

(b)         Duties. Such assistance may include, in each case, only at the direction and request of Lenox’s new CEO: (i) representing Lenox with key industry, civic and philanthropic constituents, (ii) assisting Lenox’s new CEO in maintaining and developing business relationships with key strategic partners, (iii) meeting with the new CEO to review progress toward the refinement and execution of Lenox’s strategy and (iv) assisting the new CEO in the recognition and motivation of employees in pursuing Lenox’s strategy.

(c)         Reporting Relationship. During the Transition Period, Engel shall report to Lenox’s new CEO.

(d)         Manner of Performance. During the Transition Period, Engel shall not take any action that would be adverse to Lenox’s business interests or that may subject Engel, Lenox or any of its affiliates to civil or criminal liability. Engel agrees to comply in full with all applicable laws, ethical standards, rules and regulations. Engel agrees that she will comply with Lenox’s conflict of interest policies and represents that, on the date of this Agreement, she does not have any interest in any entity that would conflict in any manner with the performance of services under this Agreement. Subject to the restrictive covenants contained in this Agreement, including the non-disclosure and non-compete covenants, Engel may engage in activities on her own behalf or on behalf of entities other than Lenox and its affiliates, and may allocate her time between her obligations under this Agreement and such other activities in any manner she deems appropriate, so long as Engel’s obligations under this Agreement are satisfied. Engel will have the sole right to determine and control the details of performance of her duties described in this Agreement.

(e)         Office Space; Out-of-Pocket Expenses. Engel shall not retain any office space at Lenox headquarters (whether in Eden Prairie, Minnesota or in Bristol, Pennsylvania) after the Resignation Date. To the extent that Engel incurs travel and other, similar out-of-pocket expenses while performing requested consulting services for Lenox during the Transition Period, Lenox shall promptly reimburse Engel, upon submission of standard documentation to Lenox, for such out-of-pocket expenses.

(f)          Independent Contractor Status. During the Transition Period, Lenox will retain Engel in the capacity of an independent contractor and not as an employee or agent of Lenox or any of its affiliates. Engel shall not be authorized at any time to execute any transaction on behalf of Lenox or any of its affiliates. Nothing in this Agreement shall create, or shall be construed as creating, any form of partnership, joint venture, employer-employee relationship, or other affiliation that would permit Engel to bind Lenox or any of its affiliates with respect to any matter or would cause Lenox or any of its affiliates to be liable for any action of Engel. Neither Lenox nor Engel will represent to any third party that Engel’s engagement by Lenox hereunder is in any capacity other than as an independent contractor. Lenox shall not be obligated to maintain any insurance for Engel, including, but not limited to, medical, dental, life or disability insurance, subject to such rights as Engel may have under COBRA or other applicable legal requirements. Except as required by law and except with respect to the exercise of previously granted equity awards (as described in Section 4), Engel will not be eligible to participate in any

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employee benefit plan or program of Lenox. To the extent Engel employs others in providing services under this Agreement, Engel agrees to comply with all applicable workers’ compensation laws and to provide satisfactory evidence of such compliance to Lenox on request.

3.           Compensation Until the Departure Date. Engel shall receive any earned but unpaid portion of her current salary of $605,000 per year (the “Base Salary”) and other compensation and benefits to which she is entitled in her current position with Lenox through the Departure Date. Engel shall be entitled to receive the performance shares earned, if any, in accordance with the performance award made with respect to Lenox’s two, consecutive fiscal years ended December 31, 2006. On the Departure Date, all compensation related to Engel’s employment with Lenox under all other agreements and arrangements, including all perquisite programs, shall cease, and no further compensation shall be due from or paid by Lenox to Engel, except as contemplated in this Agreement or as otherwise required by law.

4.           Compensation at Departure and as Consultant. In consideration for her undertakings in this Agreement, including Engel’s agreement to serve as a consultant to her successor as CEO, Lenox shall make the following payments to, and distributions for the benefit of, Engel:

(a)         Cash Payment. The Company shall pay to Engel a total amount equal to 2.99 times the sum of the Base Salary plus the arithmetic average of the actual annual cash bonus received by Engel during the past three fiscal years (i.e., 2004, 2005 and 2006), which is equal to $1,957,478.00, pre-tax (the “Cash Payment”). The Cash Payment shall be paid, subject to any withholding or other tax obligations, as follows: (i) an amount in cash equal to $54,375.00, on the Departure Date and on the first business day of each month thereafter through October 1, 2007, and (ii) a lump sum payment of $1,468,103.00 on November 1, 2007.

(b)         Other Benefits. Engel shall also receive the following: (i) any restricted or deferred stock awards outstanding on the Termination Date, in accordance with the terms of the stock incentive plan and award agreements governing such awards (including the performance share award referenced in Section 3 above, if earned prior to the Resignation Date); (ii) all outstanding stock options, all of which are currently vested as listed on Exhibit C, the right to exercise such stock options for the remainder of the exercise period, in accordance with the terms of the stock incentive plans and award agreements governing such stock options; (iii) immediate vesting of all nonqualified retirement benefits; (iv) the current value, in cash, of continued participation in all Lenox benefit plans (described on Exhibit A hereto) at the same benefit level at which Engel was participating on the Departure Date (of approximately $4,034.00 per month), assuming Engel were to continue participating in such plans for a period of 36 months after the Departure Date, which amount shall be added to the Cash Payment and paid in accordance with the payment schedule set forth in Section 4(a) above for the nine month period February 1, 2007 to October 1, 2007 with payment of the balance of 27 months paid with the final payment set forth in Section 4(a) above; (v) $50,000.00 in full satisfaction of all expenses relating to Engel’s relocation to New York City, with such amount being added to the Cash Payment and paid at the time of the final payment set forth in Section 4(a) above; and (vi) an amount in cash equal to the number of days of accrued but not used vacation of Engel for the fiscal year ended December 31, 2006 (equal to $58,173.00), such amount to be paid on the

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Departure Date. Engel’s right to continued participation in the D56, Inc. 401(k) Retirement Savings Plan and in the D56, Inc. Executive Compensation Exchange Plan and the Executive Nonqualified Excess Plan of Department 56, Inc. shall be subject to the eligibility and other terms and conditions of such plans (other than as modified or amended by this Section 4(b)) as they are in effect immediately prior to the Departure Date.

(c)         Limited Tax Adjustment. The amounts described in Section 4(b)(iv) regarding benefit plans and in Section 4(b)(v) regarding reimbursement of relocation expenses shall be increased by the amount necessary so that Engel receives such amounts on a net after-tax basis. The amount of the increase payable hereunder shall include the amount of all federal, state and local income taxes imposed on the amounts received for such benefit plan and relocation payments as well as the payments under this Section 4(c) at the maximum marginal rates in effect for the year in which such payments are made, and shall be calculated by Lenox’s independent auditors. Such payments shall be made on November 1, 2007.

5.	Continued Benefits.

(a)         Prior to Departure Date. Until the Departure Date, Engel shall be eligible for such medical, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to Lenox’s executive officers, all in accordance with Lenox’s benefits program in effect from time to time.

(b)         After Departure Date. After the Departure Date, Engel shall be entitled only to the benefits set forth in Section 4 of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that Engel shall not continue to participate, after the Departure Date, in any of the plans set forth on Exhibit A or any executive perquisite plan of Lenox, other than as set forth in Section 4 hereof.

(c)         Indemnification. After the Departure Date, Engel shall continue to be entitled to be indemnified by Lenox with respect to actions taken by her in her capacity as an officer or director of Lenox in accordance with the terms of Lenox’s bylaws, Delaware law and any indemnification agreement between Lenox and Engel entered into prior to the date hereof, and to the maximum extent permitted by law and to the extent available continued coverage under Lenox’s officers and directors liability policies.

6.	Release.

(a)         In consideration of the promises, covenants and other valuable consideration provided by Lenox in this Agreement including, without limitation, Lenox’s agreements to provide the compensation set forth in Sections 3and 4 hereof, Engel agrees that, for her to be entitled to receive the payments and other benefits described in this Agreement, she will execute, and refrain from revoking: (a) the Release attached hereto as Exhibit B on the Resignation Date, and (b) a Release in substantially the same form as Exhibit B on the last day of the Transition Period (the “Transition Date”).

(b)         Lenox Release. Subject to Engel’s execution and delivery of the Release on the Resignation Date and a comparable release on the Transition Date, and Engel’s not

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revoking either of such releases, Lenox hereby releases Engel from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees, which Lenox, its successors or assigns may have against Engel; provided, however, that the foregoing release shall not extend to, and Lenox expressly does not release, any claim, known or unknown, which Lenox, its successors or assigns may have against Engel relating in any way to any misconduct by Engel prior to Engel’s termination of employment which constitutes fraud, a felony, willful gross neglect, willful gross misconduct or willful concealment, in each case, which is injurious to Lenox’s consolidated financial condition or consolidated results of operations.

7.	Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. As an inducement to Lenox to enter into this Agreement, Engel agrees as follows:

(a)         Non-Disclosure. Engel acknowledges that she has received, and will continue to receive during the Transition Period, access to confidential and proprietary business information or trade secrets (“Confidential Information”) about Lenox, that this information was obtained by Lenox at great expense and is reasonably protected by Lenox from unauthorized disclosure, and that Engel’s possession of this special knowledge is due solely to her employment with Lenox. In recognition of the foregoing, Engel will not, at any time during the Transition Period or thereafter, disclose, use or otherwise make available to any third party any Confidential Information relating to Lenox’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information, data and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of Lenox which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Engel’s performance of her duties or compliance with applicable legal requirements. Notwithstanding the above, Confidential Information shall not include any information or material that (a) is or becomes after the date hereof public knowledge, other than by Engel’s act or omission; or (b) is or becomes after the date hereof available to Engel without obligation of confidence from a source (other than Company) having the legal right to disclose that information.

(b)         Non-Solicitation.

(i)          Engel specifically acknowledges that the Confidential Information described in this Section 7 includes confidential data pertaining to current and prospective customers and dealers of Lenox, that such data is a valuable and unique asset of Lenox’s business and that the success or failure of Lenox’s specialized business is dependent in large part upon Lenox’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during the Transition Period and for the twenty-four (24) months following the Transition Date, Engel agrees that she will not, except on behalf of Lenox or with Lenox’s express written consent, solicit, either directly or indirectly, on her own behalf or on behalf of any other person or entity,

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any such customers and dealers with whom she had contact during the twenty-four (24) months preceding the Departure Date with respect to any “business competitive with that conducted by Lenox” as defined in Section 7(c) below.

(ii)         Engel specifically acknowledges that the Confidential Information described in this Section 7 also includes confidential data pertaining to current and prospective employees of Lenox, and Engel further agrees that during Engel’s employment with Lenox and for the twenty-four (24) months following the Transition Date, she will not directly or indirectly solicit, on her own behalf or on behalf of any other person or entity, the services of any person who is an employee (while employed by Lenox) of Lenox or solicit any of Lenox’s employees to terminate their employment with Lenox, except with Lenox’s express prior written consent.

(iii)        Engel specifically acknowledges that the Confidential Information described in this Section 7 also includes confidential data pertaining to current and prospective vendors and suppliers of Lenox, and Engel agrees that, during the Transition Period and for the twenty-four (24) months following the Transition Date, she will not, directly or indirectly, solicit, on her own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a “business competitive with that of Lenox” as hereinafter defined, as described in Section 7(c)(i), or terminating or materially changing such vendor’s or supplier’s relationship or agency with Lenox.

(c)	Non-Competition.

(i)          Engel covenants and agrees that, during the Transition Period and for the twenty-four (24) months following the last day of the Transition Period, she will not, in any geographic market in which Engel worked on behalf of Lenox during the twenty-four (24) months preceding the Departure Date (including, without limitation, the United States and Canada), engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by Lenox. A “business competitive with that conducted by Lenox” shall mean the design, development, manufacture, sale, marketing, production or distribution of the products by, if stated, the companies (and such companies’ successors or assigns, whether by merger, acquisition, sale, assignment or otherwise) identified on Exhibit D hereto. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult with, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, recruiting, employee relations, research, design or development.

(ii)         During the Transition Period and for twenty-four (24) months following the Transition Date, Engel certifies and agrees that she will notify the CEO of her employment or other affiliation with any business competitive with that conducted by Lenox (as defined in clause (i) above) prior to the commencement of such employment or affiliation. Engel may make a written request to the Chairman of the Board for modification of this non-competition covenant; the Chairman will determine, in his or her sole discretion, if the requested modification will be harmful to Lenox’s business interests; and the Chairman of the Board will

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promptly notify Engel in writing of the terms of any permitted modification or of the rejection of the requested modification.

(d)         The parties intend that each of the covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States and each province of Canada. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 7. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 should ever be deemed to exceed the time or geographic limitations, or the scope of such covenant, permitted by applicable law, then such provisions shall be modified and enforced to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this Section 7 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Engel or Lenox hereunder, and the existence of any claim or cause of action of Engel or Lenox against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Lenox of any of said covenants.

8.           Company Remedies. Engel acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Lenox, that the services to be rendered by Engel as CEO of Lenox and, during the Transition Period, as a consultant to Lenox, are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 7 of this Agreement would be highly injurious to Lenox, that Engel’s violation of any provision of Section 7 of this Agreement would cause Lenox irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 7 will be inadequate. Engel further acknowledges that Engel has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Engel specifically agrees that, after notice and an opportunity to cure within five days after receipt of such notice, Lenox shall be entitled, in addition to any remedy at law or in equity, to (i) suspend any and all payments not yet paid to her under this Agreement to the extent of actual damages suffered by Lenox for such breach in the event of any breach by her of her covenants under Sections 7 and/or 10 hereunder, and (ii) preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 7 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

9.           Return of Property. Promptly after the Resignation Date, Engel shall deliver to a designated Company representative all records, documents, hardware, software, and all other

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Company property and all copies thereof in Engel’s possession. Engel acknowledges and agrees that all such materials are the sole property of Lenox and that Engel will certify in writing to Lenox at the time of termination that Engel has complied with this obligation.

10.        Non-Disparagement. Engel agrees that she will not, and will use her reasonable efforts to prevent anyone acting on her behalf to, make any statement or representation, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Lenox or its officers, directors, employees, advisors, businesses or reputations. Lenox (acting solely through its Board of Directors, senior executive officers or independent advisors) will not make any statement or representation, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Engel or her businesses or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Engel or Lenox from making truthful statements or disclosures that are required by applicable law, regulation or legal process

11.        Lenox’s Default in Payment. Should Lenox default in timely payment on the due date of any payment or amount due under this Agreement, Engel shall give written notice of such default to the person specified in this Agreement to receive notice on behalf of Lenox. Lenox shall have five days after the receipt of such a notice of default to cure any payment default. In the event Lenox fails to cure such payment default or contests its obligation to make any such payment, Lenox shall, within ten (10) days after the later of (i) the commencement of any proceeding involving an issue of payment of any amounts to Engel under this Agreement or (ii) the date on which such payment was due to be paid to Engel under the terms of this Agreement (even if Lenox disputes its obligation to make such payment) if such proceeding has already been commenced, deposit with the court in which Engel is seeking to enforce her rights to receive any payments to be made to her under this Agreement or Lenox is contesting its obligation to make any such payments, and such amount shall be distributed as awarded by such court or as the parties hereto may otherwise mutually agree in connection with a settlement of such proceeding.

12.        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

13.        Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

14.        Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

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If to Engel, to her current residence address maintained in Lenox’s records or as she may otherwise direct in writing.

With a copy to:

Ralph Strangis
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
Minneapolis, MN 55402
Facsimile: (612) 375-1143

If to Lenox:

Lenox Group Inc
Island View Crossing
1414 Radcliffe Street
Bristol, PA 19007
Attention: Vice President and General Counsel
Facsimile: (267) 525-5646

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

15.        Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

16.        Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to its conflict of laws principles.

17.        Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in, Hennepin County, Minnesota. Engel hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is objectionable or improper.

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18.        No Assignment of Claims. Except in the event of her death for an assignment to her estate, heirs and devisees, Engel shall not assign or delegate any of her rights or obligations under this Agreement without the prior written consent of Lenox, and any attempted assignment without Lenox’s consent shall be void ab initio. Lenox may assign this Agreement to any successor of Lenox or any purchaser of all or substantially all of the assets of Lenox.

19.        Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement. For the avoidance of doubt, from and after the date hereof, Engel and the Company specifically agree that the CIC Agreement shall terminate and be of no force or effect.

20.        No Waiver. Lenox’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.

21.        Binding Effect of Agreement. This Agreement shall be binding upon Engel, Lenox and their heirs, administrators, representatives, executors, successors and permitted assigns.

22.        Advisory Fees. The Company shall reimburse Engel for the reasonable, and appropriately documented, fees and expenses of legal counsel and an accounting advisor to Engel in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $15,000.00.

23.        Taxes and Withholding. To the extent required by the federal and applicable state income tax laws and regulations, Lenox shall withhold and deduct from all compensation payable under this Agreement any required withholding and deductions.

24.        Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied in a manner that is consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued by the United States Treasury Department thereunder.

25.        No Mitigation or Offset. Engel shall be under no obligation to seek other employment; and no amounts due to Engel under this Agreement shall be subject to offset due to any remuneration attributable to any subsequent employment or other pursuits by Engel.

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[Signature Page to Follow]

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The parties have duly executed this Agreement as of the date first written above.

LENOX GROUP INC

By:
Title:	Director and Chair of the Compensation Committee

Susan E. Engel

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EXHIBIT A

Lenox Group Inc Benefit Plans

•	Group Medical Plan
•	Group Dental Plan
•	Group Vision Plan
•	Section 125 Healthcare Reimbursement Plan (HCRA)
•	Section 125 Dependent Care Reimbursement Plan (DCRA)
•	Group Life Insurance, including option to purchase supplemental for self and/or dependent(s)
•	Group AD&D Insurance, including option to supplemental coverage for self and/or dependent(s)
•	Short-Term Disability Income Plan (self-insured)
•	Long-Term Disability Income Individual and Group Policies (Northwestern Mutual), including imputation to current income of employer-paid premium and corresponding tax reimbursement (“gross-up”)
•

D 56, Inc. 401k Retirement Savings Plan, including employer-paid match contribution (100% of first 3% of eligible compensation deferred, 50% of 4th% and 5th%) and employer-paid profit-sharing contribution (recent historical and future anticipated at 8% to 10% of compensation)

•

Executive Compensation Exchange Plan (“KEYSOP”), including employer-paid match contribution (2% of gross amount deferred by participant) and employer-paid profit-sharing contribution (restoring the percentage profit-sharing contribution contemplated of the D 56, Inc. 401k plan to the extent prohibited by the 401k rules under that plan or applicable law or regulation (e.g., 415 limitation))

•	The Executive Nonqualified Excess Plan of Department 56, Inc.

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EXHIBIT B

EMPLOYEE RELEASE

Susan E. Engel (“Employee”), in consideration for the payment of monies and benefits by Lenox Group Inc (the “Company”) pursuant to the Resignation Agreement to which this Release is annexed as Exhibit B (the “Resignation Agreement”), does hereby confirm her agreement and delivery of this Release by setting forth her signature in the space provided below.

Employee, on behalf of herself and her heirs and representatives, hereby releases Company and all of its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them (the “Released Parties”), from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees arising out of any events, acts, decisions, or omissions occurring prior to execution of this Release (including, but not limited to, Employee’s separation from employment with Company). Employee understands that this Release is a full, final, and complete settlement and release of all her claims whatsoever, whether statutory or at common law.

Employee further agrees that she will not institute any lawsuit against the Released Parties concerning any claim which she every had, may have, or ever can, shall or may claim to have relating in any way to her employment with the Company or her separation from that employment. To the extent that the law requires that Employee be permitted to commence or participate in any other type of legal proceeding, whether with an administrative agency or otherwise, and Employee chooses to do so, Employee hereby waives the right to recover personally any monetary damages or other individual relief from the Released Parties as a result of any such proceeding.

ADDITIONALLY, THIS RELEASE SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER TITLE VII OF THE CIVIL RIGHTS ACT, AS AMENDED (42 U.S.C. § 2000e, et seq.); THE AMERICANS WITH DISABILITIES ACT (42 U.S.C. § 12101 et seq.); THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED; THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED (29 U.S.C. § 626(f); MINNESOTA HUMAN RIGHTS ACT (MN STATUTES § 363A.01 et seq.); THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (29 U.S.C. §1001, et seq.) AND ANY OTHER FEDERAL, STATE, AND LOCAL CIVIL RIGHTS STATUTES, LAWS, ORDINANCES, RULES OR REGULATIONS. In connection with this waiver, Employee acknowledges and agrees to the following:

a.	Employee is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed.

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b.

Employee can waive rights or claims under the Age Discrimination in Employment Act only in exchange for consideration that this is in addition to anything of value to which Employee is already entitled.

c.

Employee has been informed of her right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363A.01 et seq., by written notice to the Company within fifteen (15) calendar days following her execution of this Release. To be effective, such written notice must be delivered either by hand or by mail to the Chairman of the Board of Directors, Lenox Group Inc, 6436 City West Parkway Eden Prairie, MN 55344 , within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to the Chairman, as set forth above; and 3) sent by certified mail, return receipt requested.

d.

Employee has been informed of her right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by informing the Company, through the Chairman at the above referenced address, of her intent to revoke this Agreement within seven (7) calendar days following her execution of this Release.

e.

Employee understands that, in the event she timely delivers a notice of rescission and/or revocation hereunder, the Company may, at its discretion, either enforce the remaining provisions of the Resignation Agreement, or void the entire Resignation Agreement and require any payments made and/or benefits conferred as of that date to Employee be immediately repaid by Employee to the Company.

f.

Employee has carefully read and fully understands all of the provisions and effects of this Release and Employee knowingly and voluntarily entered into all of the terms set forth herein, having been advised by the Company to consult with legal counsel of her choosing prior to signing this Release.

Employee’s signature below evidences Employee’s understanding and voluntary waiver of all claims against the Company, including but not limited to those pursuant to each of the statutes identified above in this Release.

Notwithstanding anything in this Release to the contrary, Employee does not release the Company of any of its obligations or any of Employee’s claims or demands (1) under any of the Company’s applicable insurance policies or any applicable indemnification agreement or law with respect to suits, demands, proceedings, or other claims arising out of events, occurrences, or conduct in connection with Employee’s conduct as a director, officer, or employee of the Company or any of its subsidiaries so long as, with respect to the events, occurrences, or conduct which give rise to any such suit, demand, proceeding, or other claim, Employee acted in good faith in the reasonable belief that Employee’s acts or omissions were in (or not opposed to) the best interest of the Company, (2) under the Resignation Agreement or (3) under any employee pension benefit plan or employee welfare benefit plan under ERISA (“Employee Retirement Income Security Act”, 29 U.S.C.

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Sec 1001 et seq.), which rights shall be governed by the terms of any such plans maintained by the Company.

Date:

Susan E. Engel

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EXHIBIT C

OUTSTANDING OPTIONS

Options

Grant Date	Exercise Price	Outstanding

3/1/2000	13.81	20,000
3/1/2000	13.81	84,000
5/15/2000	9.19	29,925
2/28/2001	8.49	52,000
3/15/2002	12.80	123,151
3/15/2002	12.80	140,924
1/3/2005	16.78	34,500
12/29/2005	13.26	48,000

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EXHIBIT D

COMPETITIVE BUSINESSES

•	Tabletop products includes flatware, barware and dinnerware
•	Waterford/Wedgwood Group (including Royal Doulton, Johnson Brothers, Rosenthal, Vera Wang, and other members of such Group)
•	Noritake
•	Mikasa (including Durand, Ralph Lauren)
•	Oneida
•	Villeroy and Boch
•	Lifetime Brands, Inc.
•	Denby
•	Spode
•	Portmeirion
•	Godinger
•	Reed & Barton
•	Yamazaki
•	Giftware
•	Midwest of Cannon Falls
•	Pacific Rim
•	Any company with a Christmas ornament business larger than $25 million
•	Collectibles:
•	Lighted houses made of ceramic or porcelain
•	Porcelain or ceramic figurines (licensed or non-licensed) in price point range of $15 to $50